Exhibit 4.7

Coca-Cola FEMSA, S.A.B. de C.V.,

as Issuer

and

Propimex, S. de R.L. de C.V.,

as Existing Guarantor

Comercializadora La Pureza de Bebidas, S. de R.L. de C.V.

Grupo Embotellador Cimsa, S. de R.L. de C.V.

Refrescos Victoria del Centro, S. de R.L. de C.V.

Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V.

Yoli de Acapulco, S.A. de C.V.

as Additional Guarantors

and

The Bank of New York Mellon,

as Trustee, Security Registrar, Paying Agent and Transfer Agent

THIRD SUPPLEMENTAL INDENTURE

Dated as of September 6, 2013

U.S. $500,000,000

4.625% Senior Notes due 2020

THIRD SUPPLEMENTAL INDENTURE, dated as of September 6, 2013 (this “Third Supplemental Indenture”), among Coca-Cola FEMSA, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing under the laws of the United Mexican States (“Mexico”) (the “Company”), having its principal office at Calle Mario Pani No. 100, Colonia Santa Fé Cuajimalpa, Delegación Cuajimalpa de Morelos, 05348 México, D.F., México, Propimex, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable organized and existing under the laws of Mexico, as existing guarantor (the “Existing Guarantor”), Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V. and Yoli de Acapulco, S.A. de C.V., companies organized and existing under the laws of Mexico, as additional guarantors (each, an “Additional Guarantor” and, together with the Existing Guarantor, the “Guarantors”) and The Bank of New York Mellon, a corporation duly organized and existing under the laws of the State of New York authorized to conduct a banking business, as trustee, security registrar, paying agent and transfer agent (the “Trustee”), to the indenture, dated as of February 5, 2010, between the Company and the Trustee (the “Base Indenture”), as amended and supplemented by the first supplemental indenture, dated as of February 5, 2010, among the Company, the Trustee and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent and transfer agent (the “First Supplemental Indenture”), and the second supplemental indenture, dated as of April 1, 2011, among the Company, the Trustee and the Existing Guarantor (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture, this Third Supplemental Indenture and the Base Indenture, the “Indenture”).

W I T N E S S E T H:

WHEREAS, the Company has issued an aggregate principal amount of U.S.$500,000,000 of its 4.625% Senior Notes due 2020 (the “Notes”) pursuant to the Indenture;

WHEREAS, pursuant to Section 901(11) of the Base Indenture, the Company and the Trustee may, without the consent of any Holder of the Notes, enter into a supplemental indenture to amend and supplement the Base Indenture to add Guarantees (as defined herein) with respect to the Notes;

WHEREAS, the Additional Guarantors intend to guarantee in full each of the Company’s obligations under the Indenture in respect of the Notes; and

WHEREAS, all things necessary for the execution of this Third Supplemental Indenture and to make this Third Supplemental Indenture a valid and binding agreement of the Company, the Existing Guarantor and each of the Additional Guarantors, in accordance with its terms, have been done.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

RATIFICATION; DEFINITIONS

SECTION 101. Third Supplemental Indenture. This Third Supplemental Indenture is supplemental to, and is entered into in accordance with, Section 901(11) of the Base Indenture, and except as modified, amended and supplemented by this Third Supplemental Indenture, the provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

SECTION 102. Definitions. All terms used in this Third Supplemental Indenture that are defined in the Base Indenture have the meanings assigned to them in the Base Indenture, except as otherwise provided by this Third Supplemental Indenture. In addition, for purposes of this Third Supplemental Indenture, the following terms shall have the respective meanings assigned them below:

“Agent for Service” shall have the meaning set forth in Section 406 of this Third Supplemental Indenture.

“Company” shall have the meaning set forth in the preamble of this Third Supplemental Indenture.

“Indenture” shall have the meaning set forth in the preamble of this Third Supplemental Indenture.

“Notes” shall have the meaning set forth in the recitals of this Third Supplemental Indenture.

“Obligations” shall have the meaning set forth in Section 201(a) of this Third Supplemental Indenture.

“Guarantees” shall have the meaning set forth in Section 201(a) of this Third Supplemental Indenture.

“Existing Guarantor” means Propimex, S. de R.L. de C.V., a corporation (sociedad de responsabilidad limitada de capital variable) organized and existing under the laws of Mexico, unless and until a successor replaces it in accordance with Article 3 of this Third Supplemental Indenture and thereafter means such successor.

“Additional Guarantor” means each of Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V. and Yoli de Acapulco, S.A. de C.V., unless and until a successor replaces any one of them in accordance with Article 3 of this Third Supplemental Indenture, and thereafter means such successor.

“Successor Guarantor” shall have the meaning set forth in Section 301(i)(b).

“Trustee” shall have the meaning set forth in the preamble of this Third Supplemental Indenture.

ARTICLE 2

GUARANTEE

SECTION 201. Guarantee.

(a) Each Additional Guarantor, together with the Existing Guarantor, hereby fully, jointly and severally, unconditionally and irrevocably guarantees (the “Guarantees”) to each Holder of the Notes and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the obligations of the Company to the Holders of the Notes or the Trustee under the Indenture (the “Obligations”). Each Additional Guarantor further agrees (to the extent permitted by law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Additional Guarantor, and that it will remain bound under this Section 201 notwithstanding any extension or renewal of any Obligation. Each Additional Guarantor hereby agrees to pay, in addition to the amounts stated above, any and all expenses (including reasonable and documented counsel fees and expenses) incurred by the Trustee or the Holders of the Notes in enforcing any rights under the Guarantees.

Notwithstanding the above, the Guarantees will not be secured by any of the assets or properties of the Additional Guarantors. As a result, if the Additional Guarantors are required to pay under the Guarantees, the Holders of the Notes will be unsecured creditors of the Additional Guarantors. The Guarantees will not be subordinated to any of the Additional Guarantors’ other unsecured obligations. In the event of a bankruptcy or liquidation proceeding against any Additional Guarantor, the Guarantee will rank equally in right of payment with all of such Additional Guarantor’s other unsecured and unsubordinated obligations.

(b) Each Additional Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment. Each Additional Guarantor waives notice of any default with respect to the Obligations. To the extent permitted by law, the obligations of the Additional Guarantors hereunder shall not be affected by (i) the failure of any Holder of the Notes or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under the Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of any extension; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Notes or any other related agreement; (iv) the release of any security held by any Holder of the Notes or the Trustee for the Obligations; or (v) the failure of any Holder of the Notes or the Trustee to exercise any right or remedy against the Guarantors.

(c) Each Additional Guarantor further agrees that the Guarantees herein constitute guarantees of payment when due (and not guarantees of collection) and waives any right to require that any resort be had by any Holder of the Notes or the Trustee to any security held for payment of the Obligations.

(d) To the extent permitted by law, the obligations of the Additional Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Additional Guarantors herein shall not be discharged or impaired or otherwise affected by the failure of any Holder of the Notes or the Trustee to assert any claim or demand or to enforce any remedy under the Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Additional Guarantors or would otherwise operate as a discharge of the Additional Guarantors as a matter of law or equity.

(e) Each Additional Guarantor further agrees that the Guarantees herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder of the Notes or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Holder of the Notes or the Trustee has at law or in equity against any of the Additional Guarantors by virtue hereof, upon the failure of the Company to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Additional Guarantor hereby promises to and will jointly and severally in conjunction with the other Guarantors, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders of the Notes or the Trustee, as applicable, an amount equal to the sum of:

(i)	the unpaid amount of such Obligations then due and owing; and

(ii)	accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law).

(g) Each Additional Guarantor further agrees that, as between itself, on the one hand, and the Holders of the Notes and the Trustee, on the other hand:

(i)	the maturity of the Obligations guaranteed hereby may be accelerated as provided in the Indenture for the purposes of the Guarantees, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby; and

(ii)	in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Additional Guarantors for the purposes of the Guarantees.

SECTION 202. No Subrogation. Each Additional Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Obligations until payment in full of all Obligations and any obligations to which the Obligations are subordinated. If any amount shall be paid to an Additional Guarantor on account of such subrogation rights at any time when all of the Obligations and any obligations to which the Obligations are subordinated shall not have been paid in full, such amount shall be held by that Additional Guarantor in trust for the Trustee and the Holders of the Notes, segregated from other funds of the Additional Guarantor, and shall, forthwith upon receipt by such Additional Guarantor, be turned over to the Trustee in the exact form received by such Additional Guarantor (duly endorsed by such Additional Guarantor to the Trustee, if required), to be applied against the Obligations or any obligations to which the Obligations are subordinated.

SECTION 203. Limitation on Liability, Contribution, Release and Discharge.

(a) The obligations of the Additional Guarantors hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the Additional Guarantors and after giving effect to any collections from or payments made by or on behalf of the Additional Guarantors in respect of the obligations under the Guarantees, result in the obligations of the Additional Guarantors under the Guarantees not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

(b) Concurrently with the discharge of the Notes under Section 401 of the Base Indenture, the defeasance of the Notes under Section 1202 of the Base Indenture, the “covenant defeasance” of the Notes under Section 1203 of the Base Indenture or the redemption in full of the Notes under Article 11 of the Base Indenture, the Additional Guarantors shall be released from all of their obligations under the Guarantees under this Article 2.

ARTICLE 3

SUCCESSORS

SECTION 301. Consolidations and Mergers of the Additional Guarantors. None of the Additional

Guarantors shall consolidate with or merge into any other Person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its assets and properties, nor shall any Additional Guarantor permit any Person to consolidate with or merge into such Additional Guarantor unless: (i) either (a) in the case of a merger or consolidation, the Company or such Additional Guarantor is the surviving entity, or (b) the Person formed by such consolidation or merger or the Person which acquires by transfer, conveyance, sale, lease or other disposition all or substantially all of the assets and properties of such Additional Guarantor (if the Company or such Additional Guarantor is not the surviving entity) (the “Successor Guarantor”) shall expressly assume by an indenture supplemental to the Indenture all obligations of such Additional Guarantor under the Guarantee, including, without limitation, the due and punctual payment of the principal of and premium, if any, and interest on all the Notes; (ii) immediately after giving effect to such transaction, no Event of Default, or an event or condition which, after the giving of notice or lapse of time, or both, would become an Event of Default, with respect to the Notes shall have occurred and be continuing; and (iii) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

SECTION 302. Rights and Duties of Successor Guarantor. In case of any consolidation or merger, or conveyance or transfer of the assets of an Additional Guarantor in their entirety or virtually in their entirety in accordance with Section 301 of this Third Supplemental Indenture, the Successor Guarantor shall succeed to and be substituted for such Additional Guarantor, with the same effect as if it had been named herein as such Additional Guarantor, and the predecessor Additional Guarantor shall be relieved of any further obligation under the Indenture.

ARTICLE 4

MISCELLANEOUS

SECTION 401. No Recourse Against Others. No past, present or future director, officer, employee, direct or indirect shareholder or incorporator or Affiliate of an Additional Guarantor, as such, shall have any liability for any obligation of such Additional Guarantor under this Third Supplemental Indenture or for any claim based on, in respect of, or by reason of, any such obligation or the creation of any such obligation. Each Holder of the Notes waives and releases such Persons from all such liability.

SECTION 402. Successors. Except as set forth in Section 302 of this Third Supplemental Indenture, all agreements of the Additional Guarantors in this Third Supplemental Indenture shall bind any successors of the Additional Guarantors.

SECTION 403. Notices and Demands on Additional Guarantors. Any notice or demand which by any provision of this Third Supplemental Indenture is required or permitted to be given or served by the Trustee or by the Holders of the Notes to or on an Additional Guarantor may be given to such Additional Guarantor at the following address: Calle Mario Pani No. 100, Colonia Santa Fé Cuajimalpa, Delegación Cuajimalpa de Morelos, 05348 México, D.F., México, Attention: Carlos Luis Díaz Sáenz (facsimile: (011) 52-55-1519-5000), in each case in accordance with the methods provided in Section 105 of the Base Indenture.

SECTION 404. Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 405. Counterparts. This Third Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

SECTION 406. Consent to Service; Designation of Agent. Each Additional Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of federal or state court in the Borough of Manhattan, in the city of New York, New York over any action or proceeding arising out of or in relation to the Notes, the Guarantees, this Third Supplemental Indenture or the Indenture (as amended or supplemented from time to time), and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York or federal court. Each Additional Guarantor hereby irrevocably appoints CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, (the “Agent for Service”) as its agent to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Service may be made on any Additional Guarantor by mailing or delivering a copy of such process to such Additional Guarantor in care of the Agent for Service at the address of the Agent for Service in the State of New York, and each Additional Guarantor hereby irrevocably authorizes and directs the Agent for Service to accept such service on its behalf. Each Additional Guarantor further agrees that a final judgment in any such action or proceeding after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Additional Guarantor further waives any objection to venue in the State of New York and objection to any action or proceeding in such State on the basis of forum non conveniens. Nothing in this Section 406 shall affect the right of the Additional Guarantors to bring any action or proceeding against any other Person or their property in the courts of any other jurisdiction.

SECTION 407. Incorporation into Indenture. All provisions of this Third Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture; and the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and this Third Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

SECTION 408. Acceptance. The Trustee accepts its obligations under the Indenture, as supplemented by this Third Supplemental Indenture, and agrees to perform upon the same terms and conditions set forth therein as so supplemented.

SECTION 409. Severability. In case any one or more of the provisions contained in this Third Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this Third Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this Third Supplemental Indenture shall be construed as if such provision had never been contained herein.

SECTION 410. Headings, Etc. The headings of the Articles and Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Third Supplemental Indenture, and shall in no way modify or restrict any of the terms or provisions of this Third Supplemental Indenture.

SECTION 411. Waiver of Jury Trial. ALL PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS THIRD SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 412. No Responsibility of the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of the Guarantees or this Third Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed on their respective behalves, all as of the day and year first written above.

COCA-COLA FEMSA, S.A.B. DE C.V.,			REFRESCOS VICTORIA DEL CENTRO, S. DE R.L. DE C.V.
as Issuer			as Additional Guarantor

By:	/s/ Marlene Fernanda Castillo Jiménez		By:	/s/ Marlene Fernanda Castillo Jiménez
	Name:	Marlene Fernanda Castillo Jiménez		Name:	Marlene Fernanda Castillo Jiménez
	Title:	Attorney-in-fact		Title:	Attorney-in-fact

By:	/s/ Gerardo Cruz Celaya		By:	/s/ Gerardo Cruz Celaya
	Name:	Gerardo Cruz Celaya		Name:	Gerardo Cruz Celaya
	Title:	Attorney-in-fact		Title:	Attorney-in-fact

PROPIMEX, S. DE R.L. DE C.V.			SERVICIOS INTEGRADOS INMUEBLES DEL GOLFO, S. DE R.L. DE C.V.
as Existing Guarantor			as Additional Guarantor

By:	/s/ Marlene Fernanda Castillo Jiménez		By:	/s/ Marlene Fernanda Castillo Jiménez
	Name:	Marlene Fernanda Castillo Jiménez		Name:	Marlene Fernanda Castillo Jiménez
	Title:	Attorney-in-fact		Title:	Attorney-in-fact

By:	/s/ Gerardo Cruz Celaya		By:	/s/ Gerardo Cruz Celaya
	Name:	Gerardo Cruz Celaya		Name:	Gerardo Cruz Celaya
	Title:	Attorney-in-fact		Title:	Attorney-in-fact

COMERCIALIZADORA LA PUREZA DE BEBIDAS, S. DE R.L. DE C.V.			YOLI DE ACAPULCO, S.A. DE C.V.
as Additional Guarantor			as Additional Guarantor

By:	/s/ Marlene Fernanda Castillo Jiménez		By:	/s/ Marlene Fernanda Castillo Jiménez
	Name:	Marlene Fernanda Castillo Jiménez		Name:	Marlene Fernanda Castillo Jiménez
	Title:	Attorney-in-fact		Title:	Attorney-in-fact

By:	/s/ Gerardo Cruz Celaya		By:	/s/ Gerardo Cruz Celaya
	Name:	Gerardo Cruz Celaya		Name:	Gerardo Cruz Celaya
	Title:	Attorney-in-fact		Title:	Attorney-in-fact

GRUPO EMBOTELLADOR CIMSA, S. DE R.L. DE C.V.			THE BANK OF NEW YORK MELLON
as Additional Guarantor			as Trustee, Security Registrar, Paying Agent and Transfer Agent

By:	/s/ Marlene Fernanda Castillo Jiménez		By:	/s/ Jaime Nielsen
	Name:	Marlene Fernanda Castillo Jiménez		Name:	Jaime Nielsen
	Title:	Attorney-in-fact		Title:	Vice President

By:	/s/ Gerardo Cruz Celaya
	Name:	Gerardo Cruz Celaya
	Title:	Attorney-in-fact